UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARTISAN PARTNERS ASSET MANAGEMENT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Artisan Partners Asset Management Inc.

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held virtually on Wednesday, June 2, 2021, at 9:00 a.m. Pacific Time, to consider and vote upon:

1.	The election of seven directors to serve until the 2022 annual meeting of stockholders

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021

3.	Any other business as may properly come before the Annual Meeting or any adjournments thereof

Stockholders who owned shares of our stock as of the close of business on April 8, 2021, are entitled to attend and vote at the Annual Meeting and any adjournments thereof. Please note that you will be able to attend the meeting only by means of remote communication. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health concerns related to the COVID-19 pandemic.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by Internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary

Milwaukee, Wisconsin

April 16, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held virtually on Wednesday, June 2, 2021, at 9:00 a.m. Pacific Time. Our proxy statement and 2020 Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18158.

i

ii

iii

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

Proxy Statement

GENERAL INFORMATION

We are providing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments thereof. The Annual Meeting will be held virtually on Wednesday, June 2, 2021, at 9:00 a.m. Pacific Time. Please note that you will be able to attend the meeting only by means of remote communication. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health concerns related to the COVID-19 pandemic.

Representatives from our Board of Directors, certain of our executive officers, and representatives from our independent registered public accounting firm will be available at the Annual Meeting to respond to questions from stockholders.

We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. On or about April 16, 2021, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2020 Annual Report on Form 10-K online. The notice also provides instructions on how to vote online and how to request a printed set of proxy materials.

As used in this proxy statement, “Company” refers to Artisan Partners Asset Management Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

Matters to be voted on at the Annual Meeting

Proposal	Board Recommendation	Vote Required
Election of Directors	FOR each nominee	Plurality of the votes present in person or by proxy
Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021	FOR	Majority of the votes present in person or by proxy

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a printed set of materials?

We have decided to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the notice you received in the mail. The notice also explains how you may submit your vote over the Internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one notice. To vote all of your shares, please follow the instructions provided on each notice you receive.

What information does the notice contain?

The notice provides information about:

•	the date, time and virtual format of the Annual Meeting;

•	the proposals to be voted on at the Annual Meeting and our Board’s recommendation with regard to each item;

•	the website where our proxy materials can be viewed;

•	instructions on how to request a paper copy of the proxy materials; and

•	instructions on how to vote by Internet, by mail or during the virtual Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are two proposals to be considered and voted on at the Annual Meeting.

•	The election of seven directors to serve until the 2022 annual meeting of stockholders

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021

Our Board is not aware of any other matters to come before the Annual Meeting. If any other matter should be properly presented for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented by all valid proxy cards in accordance with their best judgment.

How does the Board recommend I vote?

Our Board recommends that you vote:

•	FOR each of the nominees to the Board; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What shares can be voted at the Annual Meeting?

All holders of our common stock at the close of business on April 8, 2021, are entitled to vote in connection with the Annual Meeting. On that day, we had the following numbers of shares outstanding:

Class A common stock	64,821,842
Class B common stock	3,783,601
Class C common stock	10,557,209

Total shares of common stock	79,162,652

Each share of Class A, Class B and Class C common stock entitles its holder to one vote. The holders of our common stock will vote together as a single class on all matters presented to the stockholders.

Pursuant to our stockholders agreement, a three-member stockholders committee, currently consisting of Eric R. Colson (Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, our employees. Those shares which are subject to the stockholders agreement represented approximately 12.8% of the combined voting power of our common stock as of the record date, though the percentage of shares actually voted by the stockholders committee in connection with the Annual Meeting may be less than 12.8%. For more information on our stockholders agreement and stockholders committee, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

How do I hold my stock?

Most of our stockholders hold shares as beneficial owner through a broker or other nominee rather than directly in their own name on the records of our transfer agent. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.

•	Stockholder of Record. If you hold stock that is registered directly in your name on the records of our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record.

•	Beneficial Owner. If you hold stock in an account through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name.

How do I vote?

If you are a stockholder of record, you may vote in one of three ways.

•

By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for Internet voting. You will need the control number located on your notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by Internet, you do not need to return a proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., ET, on June 1, 2021.

•

By Mail. If you request a printed copy of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., ET, on June 1, 2021.

•	Virtually at the Meeting. You may vote at the Annual Meeting. (See “How can I vote my shares at the virtual Annual Meeting?” below.)

If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or Internet voting will depend upon that particular institution’s voting processes. You may also attend and vote at the Annual Meeting if you register in advance. See “How can I attend and vote my shares at the virtual Annual Meeting?” below.

How many votes must be present to transact business at the Annual Meeting?

To conduct business at the Annual Meeting, a majority of the votes entitled to be cast must be present or represented by proxy at the virtual meeting. This is called a quorum. Abstentions will be counted as present and entitled to vote for purposes of establishing a quorum.

If I submit a proxy by Internet or mail, how will my shares be voted?

If you properly submit your proxy by Internet or mail and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted:

•	FOR each of the nominees to the Board; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?

If you hold shares in street name and do not provide specific voting instructions, your broker may vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, your broker may not vote your shares in connection with the election of directors without receiving voting instructions from you.

When your broker submits its proxy on routine matters, but does not vote on other matters, a broker non-vote occurs with respect to those matters not voted upon.

What is the vote required for each proposal?

With respect to the election of directors, a plurality of the votes cast by the holders of the shares present virtually or represented by proxy and entitled to vote on the matter is required for the election of each of the seven nominees. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast.

The advisory vote to approve the ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the virtual meeting and entitled to vote on the matter.

With respect to each proposal, abstentions will be counted as shares entitled to vote on such matter and therefore will have the effect of negative votes with respect to the proposal. Broker non-votes will not be counted as shares entitled to vote with respect to each proposal and so they will have no effect on the voting results.

How can I attend and vote my shares at the virtual Annual Meeting?

If you are a stockholder of record on April 8, 2021, you can attend as well as vote at the virtual Annual Meeting by visiting https://web.lumiagm.com/223044778 and entering the meeting password and the control number listed on your Notice Regarding the Availability of Proxy Materials.

If you are the beneficial owner of shares held in street name and would like to attend and vote at the virtual Annual Meeting, you must register in advance. To register, you must obtain a legal proxy from the institution holding your shares. You must then submit a request for registration to American Stock Transfer & Trust Company by: (1) email to proxy@astfinancial.com; (2) by facsimile to 718.765.8730, or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and received by American Stock Transfer & Trust Company no later than 5:00 p.m. Eastern time on May 26, 2021. Please contact your broker for more information.

How can I change my vote or revoke a proxy?

If you are a stockholder of record you may change your vote or revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the attention of the Company’s Corporate Secretary at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, no later than the deadline specified on the notice or proxy card, or by voting at the virtual Annual Meeting.

If you are the beneficial owner of shares held in street name you may change your vote or revoke a proxy in accordance with the instructions provided by the institution through which you hold your shares.

Will I be able to ask questions during the virtual Annual Meeting?

Stockholders will be able to transmit questions through the virtual meeting website. The Company may answer appropriate questions during the meeting or by following up with a stockholder if the stockholder provides contact information when transmitting the question through the virtual meeting website.

How can I obtain technical support during the virtual Annual Meeting?

Help and technical support will be available on the day of the meeting at https://go.lumiglobal.com/faq.

Where and when will the voting results be available?

We will file the official voting results on a Form 8-K within four business days following the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.

Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at seven directors. On the recommendation of the Nominating and Corporate Governance Committee, each of our seven current directors is nominated for re-election for a one-year term expiring at our 2022 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

Proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for a nominee designated by the Board to fill the vacancy. The Board may also determine to leave the vacancy temporarily unfilled or reduce the size of the Board in accordance with our amended and restated bylaws.

Under the terms of our stockholders agreement, our stockholders committee is required to vote the shares subject to the agreement for the election of each of Mr. Barger and Mr. Colson. Under the agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the nominees.

Director Nominees

The names of our directors and their ages, positions and biographies are set forth below.

Name	Age	Position with the Company
Jennifer A. Barbetta	48	Independent Director
Matthew R. Barger	63	Independent Director
Eric R. Colson	52	Chairman of the Board and Chief Executive Officer
Tench Coxe	63	Independent Director
Stephanie G. DiMarco	63	Independent Director
Jeffrey A. Joerres	61	Independent Director
Andrew A. Ziegler	63	Lead Independent Director

Ms. Barbetta has served on our Board and on the Nominating and Corporate Governance Committee since October 2020. She is currently a senior managing director and chief operating officer at Starwood Capital Group. Prior to joining Starwood in 2019, she was a partner and managing director at Goldman Sachs. Ms. Barbetta spent more than 24 years at Goldman Sachs where she served in a variety of leadership roles within Goldman Sachs Asset Management. She currently serves on the board of directors of Queen’s Gambit Growth Capital, on the Dean’s Advisory Council for the Villanova School of Business and the Emeritus Board of the Point Foundation.

With over 24 years of experience serving in a number of roles at Goldman Sachs, Ms. Barbetta has amassed substantial experience in the investment management industry. Ms. Barbetta brings strong leadership skills as well as deep knowledge of operational and strategic matters to the Board.

Mr. Barger has served on our Board since February 2013. Mr. Barger is chair of the Nominating and Corporate Governance Committee and also serves on the Audit Committee. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“H&F”)

since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. He has been a director of Hall Capital Partners LLC since 2007 and has served on the advisory board of Stonyrock Partners LP since 2019.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to the Board.

Mr. Colson has been chief executive officer and a director of Artisan Partners Asset Management since March 2011 and has served as chairman of the Board since August 1, 2015. Mr. Colson also served as president of Artisan Partners Asset Management from March 2011 to January 2021. He has been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the firm in January 2005.

Mr. Colson’s experience as our chief executive officer makes him well qualified to serve both as a director and as chairman of the Board. Our Board values his substantial experience in the investment management industry and his extensive knowledge of our business.

Mr. Coxe has served on our Board since February 2013 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. He was a managing director of Sutter Hill Ventures from 1989 through December 2020 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. He currently serves on the board of directors of Nvidia Corporation and is a former director of Mattersight Corporation and PINC Solutions.

Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our Board and its committees.

Ms. DiMarco has served on our Board since February 2013. Ms. DiMarco is chair of the Audit Committee and also serves on the Compensation Committee. Ms. DiMarco founded Advent Software, Inc. in June 1983 and served Advent in various capacities over time, including as chair of its board of directors (September 2013 to July 2015), chief executive officer (May 2003 to June 2012) and chief financial officer (July 2008 to September 2009). She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is a member of several private company boards and is an advisor to NYCA, a venture capital firm. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee.

Ms. DiMarco’s extensive experience in technological developments for the investment management industry provides useful insight to our Board and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Mr. Joerres has served on our Board since February 2013. He is currently chair of the Compensation Committee and serves as a member of the Audit Committee. Mr. Joerres was executive chairman and chairman of the board of directors of ManpowerGroup until his retirement in December 2015. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Mr. Joerres currently serves on the boards of directors of ConocoPhillips and Western Union, and is a member of the Committee for Economic Development. He is also past chairman and director of the Federal Reserve Bank of Chicago, a former director of Johnson Controls International plc, and a former trustee of the U.S. Council for International Business.

Our Board values Mr. Joerres’s global operating and leadership experience and his innovative approach to optimizing human capital. In addition, his substantial experience on public company boards enables him to provide guidance to our Board with respect to the management and operations of a public company.

Mr. Ziegler has served on our Board since March 2011 and is currently its lead independent director. Mr. Ziegler served as chairman of the Board from March 2011 to August 2015 and was our executive chairman from March 2011 to March 2014. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010.

Our Board values Mr. Ziegler’s operating and leadership experience as our founder and past executive chairman. His extensive knowledge of our business and the investment management industry provide our Board with insight into the Company and valuable continuity of leadership.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment and collegiality that are among the essential characteristics for membership on our Board. Additionally, each director is a committed and engaged member of the Board. Our directors bring highly developed skills and substantial knowledge in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that enhance their ability to provide direction to the Company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.

BOARD COMPOSITION AND STRUCTURE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the Company.

Our Board has determined that each of Jennifer A. Barbetta, Matthew R. Barger, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres and Andrew A. Ziegler are independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines. In addition, Seth W. Brennan, who was a director until his resignation on January 27, 2020, had previously been determined by the Board to be independent. The Board presently consists of seven directors, six of whom are independent.

Board Leadership Structure

Our Board believes that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may change over time as circumstances warrant. To this end, our Board does not mandate the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our Board leadership structure as it deems appropriate.

Mr. Colson currently serves as Chief Executive Officer and Chairman of the Board and Mr. Ziegler serves as our Lead Independent Director. The Board believes that the current leadership structure is appropriate because the combined role of Chief Executive Officer and Chairman of the Board provides a single point of leadership and facilitates consistent and effective communication with stockholders, clients and employees.

Committees of the Board

The Board conducts its business through meetings of the Board and its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates in accordance with a written charter, which is approved by the Board. The charters are available on our website at www.apam.com.

The current members and chairs of the committees are:

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Jennifer A. Barbetta			X
Matthew R. Barger	X		Chair
Eric R. Colson
Tench Coxe		X	X
Stephanie G. DiMarco	Chair	X
Jeffrey A. Joerres	X	Chair
Andrew A. Ziegler
	100% Independent	100% Independent	100% Independent

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is comprised solely of directors who meet the independence requirements under the NYSE listing standards and the Exchange Act, and who are “financially literate” under the NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity and quality of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications, independence and performance; and

•	our internal audit function.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the independence requirements under the NYSE listing standards. The responsibilities of the Nominating and Corporate Governance Committee include:

•	making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors;

•	periodically reviewing the Company’s Corporate Governance Guidelines and recommending changes to the Board, as needed;

•	overseeing the evaluation of the Board and its committees; and

•	overseeing the Company’s approach to environmental, social and governance (ESG) matters that are significant to the Company.

Compensation Committee

Each member of the Compensation Committee is independent under the NYSE listing standards. Among other things, the Compensation Committee:

•	reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers;

•	oversees and makes recommendations to our Board with respect to incentive compensation plans; and

•	makes recommendations to our Board with respect to director compensation.

Board and Committee Meetings

During 2020, our Board held six meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held four meetings. As a matter of policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of the committees of which they are members. During 2020, each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she was a member.

Executive sessions of our independent directors are generally held in connection with each regularly scheduled Board meeting. Our lead independent director presides over the executive sessions of independent directors.

We encourage all of our directors to attend our annual meetings of stockholders. Six of our directors attended the Company’s 2020 annual meeting of stockholders, which was held virtually.

Compensation Committee Interlocks and Insider Participation

Through January 27, 2020, the Compensation Committee consisted of Seth W. Brennan, Tench Coxe and Jeffrey A. Joerres. On January 27, 2020, Mr. Brennan resigned from the Board and Stephanie G. DiMarco was subsequently appointed to the Compensation Committee in his place. Each member of the Compensation Committee is an independent director under the rules of the NYSE and our Corporate Governance Guidelines. None of the members of the Compensation Committee have been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board.

In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions”.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for periodically reviewing non-employee director compensation and recommending changes, if appropriate, to the full Board. In connection with this review, the Compensation Committee considers information provided by our compensation consultant, including data regarding the total compensation paid to directors at peer companies, as well as information on the individual components of that compensation.

The objective of our director compensation program is to compensate our highly qualified non-employee directors for their time, efforts and contributions, and to attract highly qualified non-employee director candidates for potential future service on the Board. For fiscal year 2020, the director compensation program entitled non-employee directors to a cash component, designed to compensate directors for their service on the Board, and an equity component, designed to align the interests of the directors with those of the Company’s stockholders.

For 2020, the standard equity component of the Company’s director compensation program consisted of $100,000 of restricted stock units for each of the non-employee directors awarded under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. Each outstanding restricted stock unit entitles the holder to dividend equivalent rights on one outstanding share of Class A common stock. The shares of Class A common stock underlying the restricted stock units will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) the termination of the director’s service on the Board.

During 2020, each of Mr. Barger, Mr. Coxe, Ms. DiMarco, Mr. Joerres and Mr. Ziegler was entitled to receive a cash payment of $50,000, paid in four quarterly installments. Our lead independent director and the chair of our Audit Committee were each entitled to receive an additional cash retainer of $50,000, and the chairs of each of the Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive an additional cash retainer of $40,000. Mr. Barger, Mr. Coxe, Ms. DiMarco, Mr. Joerres and Mr. Ziegler elected to receive the value of this cash compensation in the form of additional restricted stock units. As a result, an additional number of restricted stock units were granted to each of them in January of 2020, the value of which equaled the amount of cash compensation to which each director was entitled. One-quarter of the units awarded to each director in lieu of cash compensation vested in each quarter of 2020.

Seth W. Brennan resigned from the Board on January 27, 2020 and, as a result, did not receive any director compensation with respect to 2020. However, upon his resignation, his 23,633 outstanding restricted stock units were canceled and the Class A common shares underlying the restricted stock units were delivered to him.

Ms. Barbetta was appointed to the Board effective October 1, 2020. For her service during 2020, Ms. Barbetta received a cash payment of $12,500, which represented payment of the 2020 cash component of the director compensation program, prorated for her period of service on the Board.

All directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.

Mr. Colson does not receive any additional compensation for serving on the Board.

The following table provides information concerning the 2020 compensation of each non-employee director who served in fiscal year 2020.

Name	Stock Awards	Fees Paid in Cash
Jennifer A. Barbetta	$—	$12,500
Matthew R. Barger(1)	190,000	—
Tench Coxe(2)	150,000	—
Stephanie G. DiMarco(3)	200,000	—
Jeffrey A. Joerres(4)	190,000	—
Andrew A. Ziegler(5)	200,000	—

(1)	On December 31, 2020, Mr. Barger had 40,289 restricted stock units outstanding.
(2)	On December 31, 2020, Mr. Coxe had 32,803 restricted stock units outstanding.
(3)	On December 31, 2020, Ms. DiMarco had 42,161 restricted stock units outstanding.
(4)	On December 31, 2020, Mr. Joerres had 40,289 restricted stock units outstanding.
(5)	On December 31, 2020, Mr. Ziegler had 39,133 restricted stock units outstanding.

CORPORATE GOVERNANCE AND SUSTAINABILITY

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that guide the Board on matters of corporate governance, including:

•	composition and leadership structure of the Board;

•	selection and retirement of directors;

•	obligations with respect to Board and committee meetings;

•	committees of the Board;

•	specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions;

•	certain expectations related to, among other things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships;

•	evaluation of Board performance; and

•	Board access to management and independent advisors.

The Corporate Governance Guidelines are available on our website at www.apam.com.

Board Effectiveness

On an annual basis, the Board, through the Nominating and Corporate Governance Committee, conducts a self-evaluation to assess the effectiveness of the Board and its committees. The evaluation solicits director feedback on a variety of substantive and procedural topics including, among others, the composition and structure of the Board and each committee. The results of the evaluation are then discussed by the full Board.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The code satisfies applicable SEC requirements and NYSE listing standards. The code is available on our website at www.apam.com.

Board Oversight of Risk Management

Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our business, long-term strategies and other matters presented to our Board. Our Board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized on the following page.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Oversight of strategic, financial, operational (including cybersecurity) and execution risks in connection with the Company’s business operations and the operating environment.
Audit Committee	Oversight of risks related to financial matters (particularly financial reporting and accounting practices and policies) and significant tax, legal and compliance matters.
Nominating and Corporate Governance Committee	Oversight of risks associated with director independence, potential conflicts of interest, management and Board succession planning, overall Board effectiveness and ESG-related matters.
Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, cybersecurity, regulatory, investment and execution risks on a day-to-day basis. The Board periodically reviews information presented by senior management regarding the assessment and management of the Company’s risks and provides oversight in connection with management’s efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the Company.

Nomination of Directors

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under the NYSE listing standards and, in accordance with our Corporate Governance Guidelines, meet the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company

•	Diversity of viewpoints, background, experience and other demographics, including gender, age, race and ethnicity

The Nominating and Corporate Governance Committee seeks to create a board of directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the Nominating and Corporate Governance Committee, possess strong personal attributes and relevant business experience to assure effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the Company. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it will look specifically at the candidate’s qualifications in light of the needs of our Board and the Company at that time given the then current make-up of our Board.

In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee will seek to identify director candidates based on input received from a variety of sources, which may include the Board, management, search firms, and other third parties. During 2020, the Company used the services of a search firm to assist in the identification and evaluation of director candidates. The Nominating and Corporate Governance Committee will also consider the Company’s obligations under the stockholders agreement to which the Company is a party when identifying, selecting or recommending nominees for the Board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, experiences and other demographics, including gender, age, race and ethnicity. For that reason, when conducting a search to fill a vacancy, the Nominating and Corporate Governance Committee will ensure that the pool of candidates from which a nominee is chosen consists of a diverse group of qualified candidates, including candidates who would bring gender, racial or ethnic diversity to the Board.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, the extent to which the candidate would add to the diversity of our Board, and any additional factors that it deems necessary or appropriate. When a candidate has been selected, the Nominating and Corporate Governance Committee will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

All of the nominees recommended for election at the Annual Meeting are current members of the Board. Based on the evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the Nominating and Corporate Governance Committee has recommended the nominees for re-election and the Board has approved such recommendation.

Our amended and restated bylaws establish procedures by which stockholders may recommend nominees to our Board. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders and evaluate such candidates in the same manner as any other candidate. The Company did not receive any director nominees from stockholders for the Annual Meeting. Nominations for consideration at the Company’s 2022 annual meeting of stockholders must be submitted to the Company in writing with the information required by our amended and restated bylaws, in accordance with the procedures described below.

Stockholder Proposals and Director Nominations for the 2022 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to submit a proposal for consideration at our 2022 annual meeting of stockholders and include that proposal in our 2022 proxy materials should submit their proposal by certified mail, return receipt requested, to Artisan Partners Asset Management Inc., c/o Corporate Secretary, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Proposals must be received no later than December 17, 2021 and satisfy the requirements under applicable SEC Rules (including SEC Rule 14a-8) to be included in the proxy materials for the 2022 annual meeting.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including any proposal for the nomination of a director for election, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy materials. For such a proposal to be properly brought before the 2022 annual meeting of stockholders, written notice of the proposal must be received by the Corporate Secretary no earlier than February 2, 2022 and no later than March 4, 2022. Any such stockholder notice must contain the information required by and be provided in the manner set forth in our amended and restated bylaws. Our amended and restated bylaws are available on our website at www.apam.com.

Communications with the Board

Stockholders or other interested parties wishing to contact the Board, the independent directors or any individual director may send correspondence to the address provided below.

Artisan Partners Asset Management Inc.

c/o Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Communications are distributed to the Board or to any individual director as appropriate.

Sustainability

Artisan Partners’ purpose is to generate and compound wealth over the long-term for our clients. The wealth we generate improves retirement outcomes, pays for education, funds charitable purposes and in general improves people’s lives. We are proud of our track record for the people we serve and are dedicated to continuing to improve it.

In addition to delivering for clients, we promote success across a diverse group of associates and create sustainable financial outcomes for our shareholders. Operating ethically and with integrity are fundamental to Who We Are and to the sustainability of our firm.

Please see our annual Sustainability/ESG Report for additional information about our Environmental, Social and Governance practices and policies in connection with our investment activities and how we execute our business model. The report can be found on our website at www.apam.com.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions and biographies are set forth below. To our knowledge, there are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Eric R. Colson	52	Chief Executive Officer and Chairman of the Board
Charles J. Daley, Jr.	58	Executive Vice President, Chief Financial Officer and Treasurer
Jason A. Gottlieb	51	President
Sarah A. Johnson	49	Executive Vice President, Chief Legal Officer and Secretary
Christopher J. Krein	49	Executive Vice President
Eileen L. Kwei	42	Executive Vice President
Gregory K. Ramirez	50	Executive Vice President

Eric R. Colson has been chief executive officer and a director of Artisan Partners Asset Management since March 2011 and has served as chairman of the Board since August 1, 2015. From March 2011 to January 2021, Mr. Colson also served as the president of Artisan Partners Asset Management. Mr. Colson has served as the chief executive officer of Artisan Partners since January 2010. Prior to January 2010, Mr. Colson served as chief operating officer of investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the firm in January 2005.

Charles J. Daley, Jr. has been executive vice president, chief financial officer and treasurer of Artisan Partners Asset Management since March 2011. He has served as the chief financial officer of Artisan Partners since August 2010 and has been a managing director since July 2010 when he joined the firm.

Jason A. Gottlieb has been president of Artisan Partners Asset Management since January 2021. From February 2017 to January 2021, he served as executive vice president of Artisan Partners Asset Management. Mr. Gottlieb joined Artisan Partners in October 2016 as a managing director and the chief operating officer of investments. Prior to joining the firm in October 2016, Mr. Gottlieb was a partner and managing director at Goldman Sachs where, since 2005, he was a leader in Goldman Sachs’ Alternative Investment & Manager Selection Group. He also served as a portfolio manager on the Goldman Sachs Multi-Manager Alternatives Fund from the fund’s inception in April 2013 until he left the firm in August 2016.

Sarah A. Johnson has been executive vice president, chief legal officer and secretary of Artisan Partners Asset Management and general counsel of Artisan Partners since October 2013. From April 2013 to October 2013 she served as assistant secretary of Artisan Partners Asset Management. Ms. Johnson was named a managing director of Artisan Partners in March 2010.

Christopher J. Krein has been executive vice president of Artisan Partners Asset Management and Artisan Partners’ head of Global Distribution since January 2020. Prior to becoming head of Global Distribution, Mr. Krein was responsible for institutional marketing and client service for the Artisan Developing World team. Mr. Krein has been a managing director of Artisan Partners since he joined the firm in September 2015. Prior to joining the firm, Mr. Krein was head of institutional distribution at WisdomTree Asset Management.

Eileen L. Kwei has been executive vice president of Artisan Partners Asset Management and Artisan Partners’ chief administrative officer since January 2021. From February 2018 to January 2021, Ms. Kwei was responsible for institutional marketing and client service for the Artisan Credit team. Prior to February 2018, Ms. Kwei was a relationship manager for the Artisan Global Equity team. Ms. Kwei joined Artisan Partners in June 2013 and has been a managing director of Artisan Partners since 2018.

Gregory K. Ramirez was appointed executive vice president of Artisan Partners Asset Management in February 2016. From October 2013 to February 2016, he served as senior vice president and from April 2013 to October 2013 as assistant treasurer. Mr. Ramirez is currently head of vehicle administration for Artisan Partners and serves as chair of the Artisan Risk and Integrity Committee. Mr. Ramirez was named a managing director of Artisan Partners in April 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2021, for:

•	each person known by us to beneficially own more than 5% of any class of our outstanding shares as of April 1, 2021, or such other date as indicated in the footnotes below;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership is based on 64,821,842 shares of Class A common stock (including 218,183 restricted stock units that are currently outstanding), 3,783,601 shares of Class B common stock and 10,557,209 shares of Class C common stock outstanding at April 1, 2021. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 79,162,652 total votes attributed to 79,162,652 total shares of outstanding common stock, as each share of our common stock entitles its holder to one vote per share.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

							Aggregate % of Combined Voting Power
	Class A(1)		Class B		Class C
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Directors, Named Executive Officers and Members of the Stockholders Committee:
Stockholders Committee(2)	6,343,780	9.8%	3,783,601	100.0%	—	—	12.8%
Eric R. Colson(3)(4)	124,943	*	482,463	12.8%	—	—	—
Charles J. Daley, Jr.(3)(5)	54,404	*	60,050	1.6%	—	—	*
Jason A. Gottlieb(3)(4)	71,804	*	—	—	—	—	—
Sarah A. Johnson(3)	55,404	*	74,464	2.0%	—	—	*
Christopher J. Krein(3)(4)	25,526	*	—	—	—	—	—
Gregory K. Ramirez(3)	50,304	*	77,364	2.0%	—	—	*
Jennifer A. Barbetta(6)	3,345	*	—	—	—	—	—
Matthew R. Barger(6)(7)	44,398	*	—	—	1,242,002	11.8%	1.6%
Tench Coxe(6)(8)	208,559	*	—	—	—	—	*
Stephanie G. DiMarco(6)(9)	117,539	*	—	—	—	—	*
Jeffrey A. Joerres(6)(10)	47,898	*	—	—	—	—	*
Andrew A. Ziegler(6)(11)	43,433	*	—	—	3,455,973	32.7%	4.4%
Directors and executive officers as a group	6,814,752	10.5%	3,783,601	100.0%	4,697,975	44.5%	19.0%
5+% Stockholders:
MLY Holdings Corp.(3)(12)	—	—	547,108	14.5%	—	—	—
James C. Kieffer(3)	—	—	427,030	11.3%	—	—	—
Michael C. Roos(3)	11,680	*	301,505	8.0%	—	—	—
N. David Samra(3)	760,469	1.2%	231,346	6.1%	—	—	—
Daniel J. O’Keefe(3)	1,017,791	1.6%	192,135	5.1%	—	—	—
Artisan Investment Corporation(11)	—	—	—	—	3,455,973	32.7%	4.4%
Arthur Rock 2000 Trust		—	—	—	1,153,280	10.9%	1.5%
LaunchEquity Acquisition Partners, LLC(13)	—	—	—	—	1,121,196	10.6%	1.4%
Scott C. Satterwhite	—	—	—	—	723,768	6.9%	*
Big Fish Partners LLC	—	—	—	—	645,845	6.1%	*
Kayne Anderson Rudnick Investment Management LLC(14)	3,850,589	5.9%	—	—	—	—	4.9%
The Vanguard Group(15)	5,614,225	8.6%	—	—	—	—	*
Blackrock Inc.(16)	4,402,230	6.8%	—	—	—	—	5.4%

*Less than 1%.

(1)

Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.

(2)

Each of our employees to whom we have granted equity has entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the stockholders agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us. The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the stockholders committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the stockholders agreement, and each disclaims beneficial ownership of such shares.

(3)

Pursuant to the stockholders agreement, Mr. Colson, Mr. Daley, Mr. Gottlieb, Mr. Ramirez, Ms. Johnson, Mr. Krein, MLY Holdings Corp., Mr. Kieffer, Mr. Roos, Mr. Samra and Mr. O’Keefe each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. Certain shares belonging to Mr. Daley, Mr. Ramirez, Ms. Johnson, Mr. Roos and Mr. O’Keefe are not subject to the stockholders agreement.

(4)

Does not include outstanding performance share units (“PSUs”) held by each of Mr. Colson, Mr. Gottlieb and Mr. Krein that are subject to future vesting to the extent that certain service conditions and performance objectives are achieved. 58,211 PSUs are held by each of Mr. Colson and Mr. Gottlieb, and 18,808 PSUs are held by Mr. Krein.

(5)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(6)

Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Restricted stock units do not have voting rights.

(7)

Includes (i) 44,398 restricted stock units, (ii) 621,002 shares of Class C common stock held by a revocable trust and (iii) 621,000 shares of Class C common stock held by annuity trusts. Mr. Barger is a trustee of each trust and has voting and investment authority over the shares held by the trusts.

(8)

Includes (i) 36,148 restricted stock units, 32,803 of which are held for the benefit of the managing directors of the general partner of Sutter Hill Ventures, (ii) 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary, (iii) 50,000 shares of Class A common stock held by a limited partnership of which Mr. Coxe is a trustee of a trust that is the general partner, (iv) 50,000 shares of Class A common stock held in a Roth IRA and (v) 50,000 shares of Class A common stock held by a profit sharing plan for the benefit of Mr. Coxe.

(9)

Includes (i) 46,461 restricted stock units, (ii) 20,308 shares of Class A common stock held by a charitable trust and (iii) 50,770 shares of Class A common stock held by a living trust. Ms. DiMarco is a trustee of each trust and has voting and investment authority over the shares held by the trusts.

(10)	Includes 44,398 restricted stock units.
(11)

Includes 43,433 restricted stock units. The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.

(12)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(13)

LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class C common stock.

(14)

This information has been derived from the Schedule 13G filed with the SEC on February 11, 2021 by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick Investment Management had sole voting and dispositive power over 2,957,664 shares and shared voting and dispositive power over 892,925 shares of Class A common stock as of December 31, 2020. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.

(15)

This information has been derived from the Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. which states that Vanguard Group had sole voting power over zero shares, shared voting power over 85,596 shares, sole dispositive power over 5,481,920 shares, and shared dispositive power over 132,305 shares of Class A common stock as of December 31, 2020. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.

(16)

This information has been derived from the Schedule 13G filed with the SEC on January 29, 2021 by BlackRock Inc. which states that BlackRock had sole voting power over 4,249,927 shares and dispositive power over 4,402,230 shares of Class A common stock as of December 31, 2020. The address of Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The core elements of our named executive officers’ compensation are base salary, a performance based cash bonus and performance based equity awards with long-term vesting provisions. For 2020, 93% of our Chief Executive Officer’s compensation was performance based. For our other named executive officers, performance based compensation ranged from 85% to 94% of 2020’s total compensation.

The following table shows the elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers (collectively, the named executive officers) with respect to 2020, 2019 and 2018. The amounts in this table vary from the data and reporting conventions required by SEC rules in the Summary Compensation Table below.

			Performance Based Compensation
				Equity Awards
Name & Principal Position	Year	Salary	Cash Bonus	Standard Grant	Career Grant	Total Direct Compensation	Performance Based as % of Total
Eric R. Colson Chief Executive Officer	2020	$500,000	$5,225,000	$967,319	$967,280	$7,659,599	93%
	2019	500,000	4,750,000	786,750	786,750	6,823,500	93%
	2018	437,500	5,000,000	222,828	222,806	5,883,134	93%
Charles J. Daley, Jr. Chief Financial Officer	2020	300,000	1,950,000	248,877	248,877	2,747,754	89%
	2019	300,000	1,850,000	76,050	76,050	2,302,100	87%
	2018	287,500	1,950,000	57,300	57,300	2,352,100	88%
Jason A. Gottlieb President	2020	300,000	2,700,000	967,319	967,280	4,934,599	94%
	2019	300,000	2,450,000	786,750	786,750	4,323,500	93%
	2018	287,500	2,600,000	458,400	458,400	3,804,300	92%
Sarah A. Johnson Chief Legal Officer	2020	300,000	1,150,000	248,877	248,877	1,947,754	85%
	2019	300,000	1,100,000	76,050	76,050	1,552,100	81%
	2018	287,500	1,150,000	57,300	57,300	1,552,100	81%
Christopher J. Krein Executive Vice President	2020	300,000	1,500,000	758,704	531,069	3,089,773	90%

2020 business highlights include:

•	We onboarded new investment talent and continued to add degrees of investment freedom within existing and new investment strategies.

•	Our investment teams continued to generate strong absolute and relative investment returns for clients and investors.

•	We recorded our highest ever year-end assets under management due to both strong investment returns and net client cash inflows.

•	Our financial results reflect the Company’s strong overall performance in 2020.

2020 Executive Compensation

•

Base salaries for 2020 remained unchanged for our named executive officers. The base salary for our Chief Executive Officer was $500,000 and the base salary for all other named executive officers was $300,000.

•

2020 performance based cash bonuses paid to the named executive officers were higher than 2019 bonuses, reflecting the increase in average assets under management and the resulting record level of revenues. The 2020 cash bonuses reflect the strong performance of the firm’s management team as they continued to execute on the firm’s strategic initiatives and maintain the firm’s high value added, investments-first culture.

•	Equity awards for our named executive officers, which were larger with respect to 2020 than 2019, consisted of the following:

•

Mr. Colson and Mr. Gottlieb were each awarded 28,211 performance share units (PSUs) with respect to 2020. Mr. Krein was awarded 18,808 PSUs with respect to 2020. The PSUs have a three-year performance period beginning January 1, 2021. 50% of the PSUs are eligible for vesting if the recipient remains employed through the performance period. 100% of the PSUs are eligible for vesting if the recipient satisfies the service condition and either (i) the firm’s adjusted operating margin during the performance period exceeds the median for a defined peer group or (ii) the firm’s total shareholder return during the performance period exceeds the median of the peer group. 150% of the PSUs are eligible for vesting if the recipient satisfies the service condition and both the operating margin and total shareholder return performance conditions. At the conclusion of the performance period, the standard PSUs eligible for vesting will vest, and the career PSUs eligible for vesting will be further subject to career vesting terms that, with certain exceptions, means the PSUs will vest only if and when the recipient retires from the firm in accordance with qualifying retirement conditions. The value of the PSUs granted as reflected in the table above for each of Mr. Colson, Mr. Gottlieb and Mr. Krein is the grant date fair value calculated in accordance with FASB ASC Topic 718, which is based on satisfying the service condition, achieving the adjusted operating margin condition, and the probable outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

•

Mr. Daley and Ms. Johnson each received an equity award consisting of a 50/50 mix of standard shares and career shares. The standard shares will vest pro-rata over the five years following the date of grant, subject to continued employment. With certain exceptions, the career shares will only vest if and when the recipient retires from the Company in accordance with qualifying retirement conditions.

Compensation Program Features

Our executive compensation program includes the following features that we believe reflect sound corporate pay governance:

•	The vast majority of our named executive officers’ total compensation is performance based.

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•

After receiving a minimum amount of standard equity, generally one-half of all equity awarded to our named executive officers contains career vesting conditions that, with certain exceptions, means equity will only vest if and when the recipient retires from the Company in accordance with qualifying retirement conditions.

•	All of our outstanding unvested equity awards to named executive officers include double-trigger change in control provisions.

•

We maintain equity ownership guidelines, pursuant to which our named executive officers are required to hold Company equity equal in value to eight times base salary for the Chief Executive Officer and three times base salary for all other named executive officers.

•

Our named executive officers are subject to a clawback policy that permits the Board to recover incentive compensation from a named executive officer if his or her fraud or willful misconduct led to a material restatement of financial results.

•	We do not provide “golden parachute” tax gross ups.

•	None of our named executive officers have bonus guarantees.

•	We do not offer retirement income or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not maintain any benefit plans or perquisites that cover only one or more of our named executive officers.

•	Our insider trading policy prohibits hedging and restricts pledging of Company stock by all of our employees.

•	Our Compensation Committee receives input from an independent compensation consultant.

Objectives of the Compensation Program

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Attracting, retaining and cultivating top investment talent whose interests are aligned with our clients and stockholders.

•	Delivering superior investment performance and client service.

•	Achieving profitable and sustainable financial results.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets under management.

Our executive compensation program is designed to:

•	Support our business strategy.

•	Attract, motivate and retain highly talented, results-oriented individuals.

•	Reward the achievement of superior and sustained long-term performance.

•	Be flexible and responsive to evolving market conditions.

•	Align the interests of our named executive officers with our stockholders.

•	Provide competitive pay opportunities.

Elements of our Named Executive Officers’ Compensation and Benefits

The elements of our named executive officer compensation program include:

•	Base salary

•	Performance based cash bonus

•	Performance based equity awards

•	Retirement benefits

•	Other benefits

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance. Our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the majority of their pay should be performance based.

Prior to 2018, the base salary for all of the firm’s managing directors, including the named executive officers, was $250,000. After reviewing industry and peer practices, the Compensation Committee determined to increase the base salary to $300,000 for all managing directors and to $500,000 for our Chief Executive Officer. The increases for the named executive officers were intended to increase the competitiveness of the base salaries by bringing them closer to the median level of the peer group salary information presented by the Committee’s compensation consultant, McLagan. The base salary increase represented the first ever base salary increase at Artisan for Mr. Colson, Mr. Daley, Mr. Gottlieb and Mr. Krein. No changes were made to the named executive officers’ base salaries during 2019 or 2020.

Performance Based Cash Bonus and Equity Awards

Annual cash bonuses and equity awards are determined at or after the end of each year and are based on the Compensation Committee’s assessment of individual and company-wide performance measured over both annual and long-term periods.

In order to incentivize a holistic and long-term approach, focused on maintaining the firm’s identity and integrity as a high value added, talent-centered investment firm with a variable expense operating model and strong balance sheet, we do not use predetermined incentive formulas. In determining executives’ annual cash bonuses and equity awards, we consider both the shorter-term and the longer-term contributions of each executive and how those contributions will relate to the firm’s long-term health and sustainability. As such, our executives’ performance with respect to the sustainability of our firm and business (including, as relevant, environmental, social and governance issues) is included in the Compensation Committee’s determination of performance based cash and equity awards.

The Board and management believe that the vast majority of long-term incentive awards, whether granted in equity or cash, should be made to the firm’s most critical employees—its investment professionals—to attract, motivate and retain those individuals and enhance long-term alignment of interests. A consequence of this approach is that there is a limited amount of long-term incentive awards, whether granted in equity or cash, to allocate to non-investment team members, including named executive officers. That is why a relatively small portion of each executive’s annual performance based pay is in the form of equity-based long-term incentive awards. Increasing the amount of equity-based long-term incentive awards made to named executive officers would necessarily decrease the amount of long-term incentives awarded to investment team members.

The equity we grant to our named executive officers is subject to long-term time vesting and/or performance vesting conditions. In addition, generally one-half of all equity awarded to our named executive officers contains career vesting conditions that, with certain exceptions, means equity will only vest if and when the executive retires from the Company in accordance with qualifying retirement conditions. Equity awarded to our named executive officers consists of either restricted stock or performance share units, as described below.

Restricted Stock. Prior to the equity awarded in 2020, all of our named executive officers were granted restricted stock in the form of standard restricted shares and career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares become eligible to vest in each of the five years following the year of grant.

•

Qualifying retirement, which generally requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) has provided, for named executive officers, 18 months’ prior written notice of retirement; and (iii) has remained at the Company through the retirement notice period.

Career shares and standard restricted shares will also vest upon a termination of employment due to death or disability. In addition, after the fifth anniversary of the grant date, if the Company terminates a recipient without cause (as defined in the award agreement), career shares will fully vest, provided that the recipient has at least 10 years of service with the Company at the time of termination. After a change of control, if the Company terminates a named executive officer without cause or he or she resigns for good reason, in either case, within two years of the change in control, the shares will fully vest.

Performance Share Units (PSUs). Beginning with the equity awarded in 2020, Mr. Colson and Mr. Gottlieb received PSUs in lieu of restricted stock awards. In 2021, Mr. Krein received PSUs in addition to Mr. Colson and Mr. Gottlieb. The PSUs have a three-year performance period, after which achievement of the performance conditions will be assessed by the Compensation Committee.

PSUs will be eligible to vest if performance conditions are met, as determined by the Compensation Committee after completion of the performance period, as follows:

•	50% of the PSUs will be eligible to vest if the recipient remains employed at Artisan through the performance period.

•

100% of the PSUs will be eligible to vest if the recipient satisfies the service condition and either (i) the firm’s adjusted operating margin during the performance period exceeds the median for a defined peer group or (ii) the firm’s total shareholder return during the performance period exceeds the median of the peer group.

•	150% of the PSUs will be eligible to vest if the recipient satisfies the service condition and both the operating margin and total shareholder return performance conditions.

For purposes of the PSU awards, “adjusted operating margin” represents adjusted (non-GAAP) operating margin, if reported by the company. If adjusted operating margin is not reported, GAAP margin is used. If no operating margin is reported, consolidated revenues and consolidated expenses are used to calculate an operating margin. Additional adjustments may be made to the calculation of operating margin by the Compensation Committee at its discretion to improve the comparability amongst Artisan and the peer group. The peer group for purposes of the 2020 PSU awards includes the following publicly traded asset management firms: AllianceBernstein; Affiliated Managers Group; BlackRock; Eaton Vance; Federated Hermes; Franklin Resources; GAMCO Investors; Invesco; Janus Henderson Investors; Lazard; Legg Mason; BrightSphere; T. Rowe Price Group; Virtus Investment Partners; and Waddell & Reed Financial. The peer group for purposes of the 2021 PSU award was modified and includes the following publicly traded asset management firms: AllianceBernstein; Affiliated Managers Group; BlackRock; Federated Hermes; Franklin Resources; Invesco; Janus Henderson Investors; Lazard; BrightSphere; T. Rowe Price Group; and Virtus Investment Partners.

Once the Compensation Committee has determined the number of PSUs that are eligible to vest with respect to the performance period, one-half of the total PSUs eligible to vest will vest and the underlying shares will be delivered. The other half of PSUs eligible to vest will be further subject to career vesting conditions that, with certain exceptions, means the PSUs will vest and the underlying shares will be delivered only if and when the recipient retires from the Company in accordance with qualifying retirement conditions.

All outstanding PSUs will also vest upon a termination of employment due to death or disability. In addition, after the fifth anniversary of the grant date, if the Company terminates a recipient without cause (as defined in the award agreement), all PSUs previously determined to be eligible to vest but not having vested will vest, provided that the recipient has at least 10 years of service with the Company at the time of termination. After a change of control, if the Company terminates a named executive officer without cause or he or she resigns for good reason, in either case, within two years of the change in control, all outstanding PSUs will fully vest.

We intend to continue to grant annual equity-based awards to our named executive officers under the Omnibus Plan, which provides for a wide variety of equity awards. The size and structure of the equity awards granted may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and performance share units, and subject to both time- and performance-based vesting conditions. We generally expect at least half of the equity awards to our named executive officers to include career vesting terms, after a minimum amount of standard equity has been granted.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the Company’s employees is an important recruitment and retention tool. Accordingly, the Company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2020 limit of $19,500. We also maintain retirement plans or make retirement plan contributions (or equivalent cash payments) for our employees based outside the U.S. The opportunity to participate in a retiree health plan, at the sole expense of the retiree, is available to employee-partners and career share recipients who have at least 10 years of service with us at the time of retirement.

Other Benefits

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health care savings accounts, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, on-site food and beverages; our named executive officers enjoy those benefits on the same terms as all of our employees.

Determination of Compensation

Role of Compensation Committee, Board of Directors and Chief Executive Officer. Our Compensation Committee, which is comprised solely of directors who qualify as independent under applicable SEC and NYSE rules, has ultimate responsibility for all compensation decisions relating to our named executive officers. Other members of the Board regularly attend and participate in meetings of the Compensation Committee, and the members of the Compensation Committee and Board regularly meet in executive session without management present. The decisions of the Compensation Committee are reported to the entire Board.

Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. The Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee evaluates our Chief Executive Officer’s performance and determines our Chief Executive Officer’s compensation.

Use of Compensation Consultant. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide advice regarding our named executive officer and non-employee director compensation programs. As its consultant, McLagan provides the Compensation Committee with information on competitive pay levels for our executive management vis-à-vis an executive reference peer group and about compensation trends in the asset management industry. McLagan must receive pre-approval from the chair of our Compensation Committee prior to accepting any non-survey-related work from management. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.

Peer Group Compensation Review. Our Compensation Committee considers the individual and aggregate pay levels, compensation structure, and financial and operational performance of other asset management companies in connection with its compensation decision-making process. We do not seek to benchmark our executive compensation to that of our peers. Instead, the Compensation Committee reviews the information to stay informed of competitive pay levels, compensation structure, and compensation trends in the asset management industry.

Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its named executive officers, although these considerations are not dispositive.

Results of Advisory Vote on Executive Compensation. The Compensation Committee considers the results of the Company’s advisory vote on compensation when determining the amount and type of compensation paid to the named executive officers and the structure of the executive compensation program generally. The Company did not have an advisory vote on compensation at its 2020 annual meeting of stockholders. At the 2019 annual meeting of stockholders, the advisory vote on executive compensation received stockholder support with approximately 64% of the votes cast in favor of our executives’ compensation. The Compensation Committee values the input of our stockholders and is mindful of the level of support received. Over the course of the Company’s history, the Company’s executive compensation program has worked well to attract and retain highly talented individuals, reward the achievement of superior long-term performance, and align the interests of those individuals with our stockholders and partners. With respect to 2019, the Compensation Committee introduced performance share units for Mr. Colson and Mr. Gottlieb. With respect to 2020, the Compensation Committee expanded the use of performance share units to Mr. Krein. The Compensation Committee will continue to consider other changes to the executive compensation program.

2020 Executive Compensation Process and Decisions

At its January 2020 meeting, our Compensation Committee and Board discussed and agreed upon a set of strategic priorities and business and financial metrics against which to evaluate performance and determine bonuses for 2020. At each subsequent meeting, the Compensation Committee and Board reviewed the status of the strategic priorities and assessed the Company’s year-to-date business and financial metrics.

In December 2020 the Compensation Committee determined annual cash bonuses and, in January 2021, the Board approved equity awards, in each case based on its assessment of the named executive officers’ execution of strategic priorities and our 2020 business and financial results. In shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the Company’s strong performance in 2020, including the following highlights:

•	The Company onboarded new investment talent and continued to add degrees of investment freedom within existing and new investment strategies.

•	Beini Zhou and Anand Vasagiri joined the Artisan International Value team and launched the International Small Cap Value strategy.

•	Tiffany Hsiao and Yuanyuan Ji joined the Artisan Global Equity team to design and launch the China Post-Venture strategy.

•	The Global Value team launched its second strategy, the Select Equity strategy.

•	The Company’s investment teams continued to generate strong investment returns for clients and investors.

•	Net of fees, 17 of 19 strategies have outperformed relative to their benchmarks since inception.

•	Five Artisan Partners Funds finished 2020 in the top decile of their Morningstar peer groups, and 8 of 15 Artisan Partners Funds finished in the top quartile of their peer groups.

•	The Company recorded its highest ever year-end assets under management due to strong investment returns and net client cash inflows.

•

During the year ended December 31, 2020, assets under management increased to $157.8 billion, an increase of $36.8 billion, or 30%, compared to $121.0 billion at December 31, 2019, as a result of $30.3 billion of market appreciation and $7.2 billion of net client cash inflows, partially offset by $0.7 billion of Artisan Partners Funds’ distributions that were not reinvested.

•

16 of 19 investment strategies had positive net inflows in 2020, with six strategies having net inflows in excess of $500 million. Investment strategies with inception dates beginning in 2014 or later had $9.5 billion in net inflows, an organic growth rate of 78%.

•	Average assets under management for the year ended December 31, 2020 was $124.9 billion, an increase of 12.5% from the average of $111.0 billion for the year ended December 31, 2019.

•	The Company’s financial results reflect its strong overall performance in 2020.

•	The Company earned $900 million in revenue for the year ended December 31, 2020, a 13% increase from revenues of $799 million for the year ended December 31, 2019.

•	Operating margin was 39.8% in 2020, compared to 35.5% in 2019.

•	The Company generated $3.40 of earnings per basic and diluted share and $3.33 of adjusted EPS.*

•	The declaration of $3.39 of dividends per share with respect to 2020.

•

The Company continued to enhance its sustainability and better articulate and explain its approach to sustainability and environmental, social and governance matters, as described in its third annual Sustainability/ESG Report.

*

For additional information on our non-GAAP financial measures, including reconciliations to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information” of our 2020 Form 10-K filed with the SEC on February 23, 2021.

Based on these achievements and our financial and business performance, the Compensation Committee determined to pay 2020 cash incentive awards as follows: $5,225,000 for Mr. Colson; $1,950,000 for Mr. Daley; $2,700,000 for Mr. Gottlieb; $1,150,000 for Ms. Johnson; and $1,500,000 for Mr. Krein. The Compensation Committee also recommended, and our Board subsequently approved, equity grants in respect of 2020 to our named executive officers. The aggregate equity award constituted a total of approximately 740,249 restricted stock awards, 1,306 restricted stock units and 75,230 PSUs, of which a total of 18,808 restricted shares and all 75,230 PSUs (or 12% of the total grant) were awarded to our named executive officers as follows: 14,106 standard PSUs and 14,105 career PSUs for Mr. Colson; 4,702 standard restricted shares and 4,702 career shares for Mr. Daley; 14,106 standard PSUs and 14,105 career PSUs for Mr. Gottlieb; 4,702 standard restricted shares and 4,702 career shares for Ms. Johnson; 11,769 standard PSUs and 7,039 career PSUs for Mr. Krein.

Other Compensation Policies and Practices

Equity Ownership Guidelines. Executive officers are expected to own shares of the Company’s common stock and/or Class B common units of Artisan Partners Holdings equal in value to eight times base salary for the Chief Executive Officer and three times base salary for all other executive officers. Current executive officers have a period of five years from the time the guidelines were adopted in February 2018 to comply with the ownership requirements. In addition, in the future, any individual becoming an executive officer will have a period of five years from the time of his or her designation as an executive officer to comply with the guidelines. As of December 31, 2020, each of our named executive officers held equity in excess of their base salary as follows: 66 times base salary for Mr. Colson; 18 times base salary for Mr. Daley; 21 times base salary for Mr. Gottlieb; 23 times base salary for Ms. Johnson; and 5 times base salary for Mr. Krein.

Compensation Clawback Policy. Our executive compensation clawback policy provides that in the event of a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the restatement and, if the Board determines that an executive officer engaged in fraud or willful misconduct leading to material noncompliance with any financial reporting requirements and the restatement, the Board may choose to recover incentive compensation paid to an executive officer in an amount that the Board determines is the difference between the amount of incentive compensation paid or granted to the executive officer and the amount of incentive compensation that would have been paid or granted to the executive officer based upon the restated financial results. Incentive compensation subject to this policy includes both cash bonuses and equity awards.

Hedging and Pledging Policies. Our code of ethics and insider trading policies prohibit our directors and employees, including our executive officers, from engaging in hedging transactions involving any derivative security relating to Company securities, whether or not the instrument is issued by the Company, except in connection with awards made under an Artisan compensation or benefit plan. Our directors and employees are also restricted from pledging Company securities when they are in possession of material, nonpublic information or otherwise are not permitted to trade in Company securities, such as during any black-out period.

Risk Management and our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended short-term incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. To avoid unintended short-term incentives, we make equity awards subject to multi-year vesting schedules and, for certain employees (including our named executive officers), provide for career vesting conditions on a portion of the long-term incentives received. In addition, our named executive officers are subject to equity ownership guidelines and a compensation clawback policy that applies to both cash and equity awards. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. In addition, we believe that the long-term nature of our awards incentivizes a holistic approach to maintaining the firm’s long-term health and sustainability. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s annual report on Form 10-K and proxy statement.

Compensation Committee:

Jeffrey A. Joerres, Chair
Tench Coxe
Stephanie G. DiMarco

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2018, 2019 and 2020 by each of our named executive officers.

The applicable SEC rules require that for purposes of the Summary Compensation Table, the value of an equity award be reported in the year of grant rather than the year with respect to which the award was made. Accordingly, the stock awards reported for 2018, 2019, and 2020 reflect the awards made in February 2018, January 2019, and January 2020, respectively. Because we consider the value of the equity awards we make in January or February of each year to be a part of each named executive officer’s compensation for the prior year, we have included those values in the row for the prior year in the table at the beginning of the Compensation Discussion and Analysis, as well as in the table immediately following the Summary Compensation Table.

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards(2)	All Other Compensation (3)	Total
Eric R. Colson Chief Executive Officer	2020	$500,000	$5,225,000	$1,573,500	$230,134	$7,528,634
	2019	500,000	4,750,000	445,634	149,772	5,845,406
	2018	437,500	5,000,000	1,042,775	69,475	6,549,750
Charles J. Daley, Jr. Chief Financial Officer	2020	300,000	1,950,000	152,100	124,889	2,526,989
	2019	300,000	1,850,000	114,600	94,854	2,359,454
	2018	287,500	1,950,000	259,710	63,798	2,561,008
Jason A. Gottlieb President	2020	300,000	2,700,000	1,573,500	46,382	4,619,882
	2019	300,000	2,450,000	916,800	46,476	3,713,276
	2018	287,500	2,600,000	521,388	44,506	3,453,394
Sarah A. Johnson Chief Legal Officer	2020	300,000	1,150,000	152,100	105,610	1,707,710
	2019	300,000	1,100,000	114,600	87,207	1,601,807
	2018	287,500	1,150,000	177,075	68,013	1,682,588
Christopher J. Krein Executive Vice President	2020	300,000	1,500,000	388,700	45,110	2,233,810

(1)

Amounts in this column represent the annual performance based cash bonus compensation earned by our named executive officers in 2020, 2019 and 2018, as applicable. The 2020 cash bonus amounts were paid in December 2020. The 2018 and 2019 cash bonus amounts were paid in February 2019 and 2020, respectively.

(2)

Amounts reported represent the grant date fair value of the equity granted to each named executive officer in the year indicated. We consider the value of the equity awards we made in 2019, 2020 and 2021 to be a part of each named executive officer’s compensation for 2018, 2019 and 2020, respectively. Therefore, in the supplemental table immediately following the Summary Compensation Table, we report the grant date fair value of the equity awards for the year with respect to which it was granted. The values reported for awards of restricted shares represent the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date. The values reported for PSUs represent the grant date fair value based upon the probable outcome of the performance conditions. In accordance with FASB ASC Topic 718, grant date fair value of the PSUs is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

(3)

Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. All other compensation includes, but is not limited to (a) Company matching contributions to contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older) up to the limitations imposed under applicable tax rules, which contributions totaled $19,500 for each named executive officer in 2020; (b) health and vision insurance premiums and HSA contributions paid by the Company for plans that are generally offered to all employees on a nondiscriminatory basis in the aggregate amount of approximately $25,000 for each named executive officer in 2020; and (c) reimbursement for 2020 self-employment payroll tax expense as follows: $183,813 for Mr. Colson; $78,568 for Mr. Daley, and $57,459 for Ms. Johnson.

The Summary Compensation Table above reflects the value of the equity awarded to each named executive officer in the year in which it was granted, as required by SEC disclosure rules. The supplemental table below reflects the value of the equity awarded to each named executive officer for the year with respect to which it was granted.

Name	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total
Eric R. Colson	2020	$500,000	$5,225,000	$1,934,599	$230,134	$7,889,733
	2019	500,000	4,750,000	1,573,500	149,772	6,973,272
	2018	437,500	5,000,000	445,634	69,475	5,952,609
Charles J. Daley, Jr.	2020	300,000	1,950,000	497,754	124,889	2,872,643
	2019	300,000	1,850,000	152,100	94,854	2,396,954
	2018	287,500	1,950,000	114,600	63,798	2,415,898
Jason A. Gottlieb	2020	300,000	2,700,000	1,934,599	46,382	4,980,981
	2019	300,000	2,450,000	1,573,500	46,476	4,369,976
	2018	287,500	2,600,000	916,800	44,506	3,848,806
Sarah A. Johnson	2020	300,000	1,150,000	497,754	105,610	2,053,364
	2019	300,000	1,100,000	152,100	87,207	1,639,307
	2018	287,500	1,150,000	114,600	68,013	1,620,113
Christopher J. Krein	2020	300,000	1,500,000	1,289,773	45,110	3,134,883

(1)

Represents equity awarded with respect to each of fiscal years 2020, 2019 and 2018. Equity awards for all of our named executive officers for fiscal year 2018 consisted of restricted shares. Equity awards for fiscal years 2020 and 2019 for Mr. Daley and Ms. Johnson consisted of restricted shares. Equity awards for fiscal year 2020 and 2019 for Mr. Colson and Mr. Gottlieb, and for 2020 for Mr. Krein, consisted of PSUs as follows:

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Grant Date Fair Value of Awards ($) (A)
Eric R. Colson	1/26/2021	14,106	42,317	$1,934,599
	2/11/2020	15,000	45,000	$1,573,500
Jason A. Gottlieb	1/26/2021	14,106	42,317	$1,934,599
	2/11/2020	15,000	45,000	$1,573,500
Christopher J. Krein	1/26/2021	9,405	28,212	$1,289,773

(A)

Represents the value of performance share units based on the expected outcome as of the date of grant. In accordance with FASB ASC Topic 718, grant date fair value is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

Grants of Plan-Based Awards During 2020

The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2020. In accordance with SEC rules, the table does not include awards that were granted in 2021 with respect to 2020 performance. See above for information regarding those awards.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold (#)	Target (#)
Eric R. Colson	2/11/2020	15,000	45,000	—	$1,573,500
Charles J. Daley, Jr.	1/29/2020	—	—	4,500	152,100
Jason A. Gottlieb	2/11/2020	15,000	45,000	—	1,573,500
Sarah A. Johnson	1/29/2020	—	—	4,500	152,100
Christopher J. Krein	1/29/2020	—	—	11,500	388,700

(1)

Represents the minimum and maximum number of PSUs granted in 2020 with respect to 2019 performance. There is no difference between target and maximum grant levels. A description of the performance conditions for the PSUs is provided above in the “Compensation Discussion and Analysis—Performance Based Cash Bonus and Equity Awards”. One-half of the total PSUs eligible to vest upon achievement of the performance condition(s) will vest and the underlying shares will be delivered. The other half of the PSUs eligible to vest will be further subject to career vesting conditions. PSUs entitle the holder to dividend equivalent rights. Dividend equivalents are paid on PSUs at the same time, and in the same amounts, as dividends are paid on outstanding shares of our Class A common stock.

(2)

Represents the number of restricted shares of our Class A common stock granted in 2020 with respect to 2019 performance. One-half of each award consisted of standard restricted awards and the other half consisted of career awards. Vesting conditions for standard restricted awards and career awards are described above in the “Compensation Discussion and Analysis—Performance Based Cash Bonus and Equity Awards”. Standard restricted awards and career awards entitle the holder to dividends. Dividends are paid on these awards at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our Class A common stock.

(3)

In accordance with FASB ASC Topic 718, grant date fair value of restricted stock awards is computed based upon the price of our common stock at the grant date. Grant date fair value of the PSUs is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

Outstanding Equity Awards at December 31, 2020

The following table provides information about the outstanding unvested equity awards held by each of our named executive officers as of December 31, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Eric R. Colson	71,949	$3,621,913	45,000	$2,265,300
Charles J. Daley, Jr.	27,780	1,398,445	—	—
Jason A. Gottlieb	71,470	3,597,800	45,000	2,265,300
Sarah A. Johnson	26,100	1,313,874	—	—
Christopher J. Krein	21,308	1,072,645	—	—

(1)	Represents the number of unvested restricted shares of Class A common stock as of December 31, 2020, that are scheduled to vest as set forth below.
(2)

Represents the number of unvested PSU share equivalents as of December 31, 2020, that are scheduled to vest as set forth below. The number and value of PSUs reported herein assumes the 30,000 PSUs granted to Mr. Colson and Mr. Gottlieb in 2020 will ultimately result in the issuance of 45,000 shares of Class A common stock if all other vesting conditions were met as of December 31, 2020.

Name	Vest Date	Restricted Stock	Performance Share Units
Eric R. Colson	February 2021	8,594	—
	February 2022	5,595	—
	February 2023	4,594	22,500
	February 2024	1,945	—
	Qualified Retirement	51,221	22,500
Charles J. Daley, Jr.	February 2021	3,110	—
	February 2022	2,110	—
	February 2023	1,610	—
	February 2024	950	—
	February 2025	450	—
	Qualified Retirement	19,550	—
Jason A. Gottlieb	February 2021	19,571	—
	October 2021	3,624	—
	February 2022	12,325	—
	February 2023	5,325	22,500
	February 2024	4,000	—
	Qualified Retirement	26,625	22,500
Sarah A. Johnson	February 2021	2,900	—
	February 2022	1,900	—
	February 2023	1,400	—
	February 2024	950	—
	February 2025	450	—
	Qualified Retirement	18,500	—
Christopher J. Krein	February 2021	4,651	—
	February 2022	3,036	—
	February 2023	2,677	—
	February 2024	1,677	—
	February 2025	1,150	—
	Qualified Retirement	8,117	—

(3)	Awards were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2020, which was $50.34.

Equity Awards Vested During the Year Ended December 31, 2020

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2020, upon the vesting of equity awards.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric R. Colson	8,594	$306,634
Charles J. Daley, Jr.	2,660	94,909
Jason A. Gottlieb	19,571	698,293
Sarah A. Johnson	2,450	87,416
Christopher J. Krein	3,500	124,880

(1)	The value of the restricted shares of Class A common stock that vested during 2020 is based on the stock price of our Class A common stock on each respective vesting date.

CEO Pay Ratio - 33:1

Our CEO pay ratio compares our CEO’s annual total compensation in 2020 to that of the median of the annual total compensation of all other Company employees (the “Median Employee”) for the same period. The calculation of annual total compensation of all other employees was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table above and therefore includes each employee’s base, bonus, equity-based awards, and the value of all Company-paid benefits. We included all employees as of December 31, 2020 in our analysis.

The annual total compensation for 2020 for our CEO was $7,528,634 and for the Median Employee was $226,274. The resulting ratio of our CEO’s pay to the pay of our Median Employee for 2020 is 33 to 1.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our named executive officers.

Employment Agreements

We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2020 and will not affect compensation paid in future years.

Each of our named executive officers has agreed, pursuant to his or her equity award agreements, to certain restrictive covenants, including agreements not to compete with us or solicit our clients and employees, in each case for one year after he or she ceases to be employed by the Company. The enforceability of the restrictive covenants may be limited depending on the particular facts and circumstances.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Equity awards granted to our named executive officers are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award.

Each of our named executive officers has been granted standard restricted shares and career shares. Mr. Colson, Mr. Gottlieb and Mr. Krein have also been granted performance share units, half of which are also subject to career vesting conditions. All outstanding equity awards will vest upon a termination of employment due to death or disability and, in the context of a change of control, if the Company terminates a named executive officer without cause or he or she resigns for good reason, in either case, within two years of the change in control. Equity awards with career vesting conditions will also fully vest if, after the fifth anniversary of the grant date, the Company terminates a recipient without cause (as defined in the award agreement), provided that the recipient has at least 10 years of service with the Company at the time of termination.

The following table provides the value of the accelerated vesting and retirement vesting of equity that would have been realized for each of the named executive officers if his or her employment had ended on December 31, 2020 under the circumstances indicated (including following a change in control).

	Death or Disability	Qualifying Termination in Connection with Change in Control	Qualified Retirement (1)	Involuntary Termination without Cause
Eric R. Colson
Standard Restricted Shares (2)	$1,043,448	$1,043,448	$—	$—
Career Shares (3)	2,578,465	2,578,465	1,535,078	415,305
Standard Performance Share Units (2)	755,100	755,100	—	—
Career Performance Share Units (3)	755,100	755,100	—	—
Charles J. Daley, Jr.
Standard Restricted Shares (2)	414,298	414,298	—	—
Career Shares (3)	984,147	984,147	569,849	201,360
Jason A. Gottlieb
Standard Restricted Shares (2)	2,257,497	2,257,497	—	—
Career Shares (3)	1,340,303	1,340,303	—	—
Standard Performance Share Units (2)	755,100	755,100	—	—
Career Performance Share Units (3)	755,100	755,100	—	—
Sarah A. Johnson
Standard Restricted Shares (2)	382,584	382,584	—	—
Career Shares (3)	931,290	931,290	548,706	201,360
Christopher J. Krein
Standard Restricted Shares (2)	664,035	664,035	—	—
Career Shares (3)	408,610	408,610	—	—

(1)

Amounts shown in the “Qualified Retirement” column reflect the value of career shares that have satisfied the pro-rata vesting and 10 years of service requirements as of December 31, 2020 and would therefore be eligible to vest had the named executive officer provided 18 months’ advance notice and retired as of that date. None of our named executive officers have provided us with notice of retirement. For named executive officers that hold Class B common units of Artisan Partners Holdings, the number of shares received upon exchange of Class B common units that may be sold in any one-year period may increase upon retirement, provided that the named executive officer provided sufficient notice of retirement.

(2)

Represents the value of the accelerated vesting of standard restricted shares and standard PSUs based on the closing price of our Class A common stock on the NYSE on December 31, 2020, which was $50.34 per share. Any outstanding standard restricted shares and standard PSUs will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence).

(3)

Represents the value of the accelerated vesting and retirement vesting of career shares and career PSUs based on the closing price of our Class A common stock on the NYSE as of December 31, 2020 which was $50.34 per share. Any outstanding career shares and career PSUs will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence). Career PSUs that have met the performance vesting conditions and outstanding career shares will also fully vest if, after the fifth anniversary of the grant date, the Company terminates the holder without cause, provided that he or she has at least 10 years of service with the Company at the time of termination.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in connection with our IPO, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Those of our currently-serving executive officers who own Class B common units of Artisan Partners Holdings.

•

Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, our Lead Independent Director, and Carlene M. Ziegler. AIC owns all of the Class D common units of Artisan Partners Holdings.

•

Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC (“H&F”). Matthew R. Barger, one of our directors, is a senior advisor of H&F. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.

•	Mr. Barger, who owns Class A common units of Artisan Partners Holdings.

•	Two trusts of which Tench Coxe, one of our directors, is a co-trustee.

•	Several other persons or entities who own Class A common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class C common stock.

•

Several of our employees, or entities controlled by an employee, who own (or owned) Class B common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class B common stock.

The rights of each of the persons and entities listed above under the agreements discussed below are, in general, the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of our currently-serving executive officers that are holders of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are, in general, the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of April 8, 2021, unless otherwise indicated.

Exchange Agreement

Under the exchange agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units have the right to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the resale and registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. In general, we may provide for exchanges in addition to the exchanges that holders of partnership units are entitled to under the exchange agreement.

As the holders of limited partnership units exchange their units for Class A common stock, we receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of limited partnership units are canceled.

From January 1, 2020 through April 8, 2021, holders of Class A, Class B and Class E common units exchanged an aggregate of 4,265,279 units for Class A common stock, and an equal number of shares of our Class B or Class C common stock, as applicable, were canceled.

Resale and Registration Rights Agreement

Under the resale and registration rights agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our Board may waive or modify the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

As of April 8, 2021, AIC owned 3,455,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

As of April 8, 2021, our initial outside investors who are holders of Class A common units owned an aggregate of 4,776,332 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.

As of April 8, 2021, our employee-partners owned an aggregate of 3,783,601 Class B common units. In general, in each 12-month period, the first of which began in the first quarter of 2014, each employee-partner is permitted to sell up to (i) a number of shares of our Class A common stock representing 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units he or she held as of the first day of that period or, (ii) if greater, shares of our Class A common stock having a market value as of the time of sale of $250,000, as well as, in either case, the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods. In February 2018, our Board approved the sale of additional shares by certain employee-partners, including Mr. Colson and certain senior portfolio managers that own Class B common units of Artisan Partners Holdings and more than 5% of the outstanding shares of Class B common stock. In each of 2018, 2019, 2020 and 2021, those employee-partners were permitted to sell 20% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units each held as of February 1, 2018. We expect to permit them to sell the same number of shares during 2022, subject to their maintaining a minimum dollar amount in long-term incentive awards. Units sold by employee-partners in connection with underwritten offerings or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our Board may waive or modify the resale limitations described in this paragraph.

Upon termination of employment, an employee-partner’s Class B common units are exchanged for Class E common units; the employee-partner’s shares of Class B common stock are canceled; and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Holdings. As of April 8, 2021, former employee-partners owned an aggregate of 2,324,904 Class E common units.

If an employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, generally requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s notice (or eighteen months’ notice in the case of employee-partners who are portfolio managers or executive officers) of retirement, subject to our right to accept a shorter period of notice.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the resale and registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are set forth in its amended and restated limited partnership agreement.

As the general partner of Artisan Partners Holdings, we control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO advisory committee, the members of our stockholders committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees (including all of our employee-partners) to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Eric R. Colson (Chairman and Chief Executive Officer), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the stockholders agreement so long as the agreement has not been terminated. Shares subject to the stockholders agreement will be voted in accordance with the majority decision of the three members of the stockholders committee. As of April 8, 2021, shares subject to the stockholders agreement represented approximately 12.8% of the combined voting power of our common stock.

The members of the stockholders committee must be Artisan employees and holders of shares subject to the agreement. If a member of the stockholders committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the stockholders agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the stockholders committee will jointly select a third member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the committee.

The stockholders agreement provides that in connection with our election of directors, the members of the stockholders committee will vote the shares subject to the agreement in support of the following:

•

Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of April 8, 2021, the holders of the Class A common units beneficially owned approximately 6.0% of our outstanding capital stock.

•	A director nominee, initially Mr. Colson, designated by the stockholders committee who is an employee-partner.

Under the terms of the stockholders agreement, we are required to use our best efforts to elect the nominees described above, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the stockholders agreement, the stockholders committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The committee is specifically authorized to vote for its members as directors under the terms of the stockholders agreement.

If and when the stockholders committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder, parties to the stockholders agreement holding at least two-thirds of the shares subject to the agreement may terminate the agreement.

Tax Receivable Agreement (Exchanges)

We are party to a tax receivable agreement with each current or former holder of limited partnership units or their assignees (the “TRA”) that generally provides for the payment by us to each of them or their assignees of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of partnership units sold to us or exchanged (for shares of Class A common stock or other consideration) and that are created as a result of such sales or exchanges, and (ii) tax benefits related to imputed interest.

For purposes of this TRA, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the TRA, unless certain assumptions apply. The TRA will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreement or we materially breach any of our material obligations under the agreement, in which cases our obligations under the agreement will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of purchases or exchanges of partnership units, the price of our Class A common stock at the time of such purchases or exchanges, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the TRA constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the TRA.

As of December 31, 2020, we recorded a $404 million liability, representing amounts payable under the TRA equal to 85% of the tax benefit we expect to realize from our purchase of Class A common units in connection with the IPO; our purchase of common units since the IPO; and the exchanges made by certain limited partners pursuant to the exchange agreement. The amount assumes no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the TRA. Additional purchases or exchanges of units of Artisan Partners Holdings will cause the liability to increase.

During 2020, we made payments under the TRA totaling approximately $26 million in the aggregate. Of that amount, $6.3 million was paid to certain of our directors or entities associated with certain directors that hold or held Class C common stock; $6.5 million was paid to our employee-partners, of which $4.9 million was paid to certain of our currently-serving executive officers and several employee-partners, or entities controlled by employee-partners, who own greater than 5% of the outstanding shares of our Class B common stock; and $1.4 million to other persons or entities who own Class A or Class E common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class C common stock.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, we expect that the reduction in tax payments for us associated with (i) the purchase or exchange of partnership units from March 2013 through December 31, 2020; and (ii) projected future purchases or exchanges of partnership units would aggregate to approximately $703 million over generally a minimum of 15 years, assuming the future purchases or exchanges described in clause (ii) occurred at a price of $50.34 per share of our Class A common stock, which was the closing price of our Class A common stock on December 31, 2020.

Under such scenario we would be required to pay the other parties to the TRA 85% of such amount, or approximately $628 million, over generally a minimum of 15 years. The actual amount may materially differ from this hypothetical amount, as potential future reductions in tax payments for us and TRA payments by us will be calculated using the market value of our Class A common stock at the time of purchase or exchange and the prevailing tax rates applicable to us over the life of the TRA and will be dependent on us generating sufficient future taxable income to realize the benefit.

February 2020 Coordinated Offering

In February 2020, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Under those agreements, we used the net proceeds of our issuance of 1,802,326 shares of our Class A common stock in February 2020 to purchase 1,802,326 common units from certain employee-partners of Artisan Partners Holdings LP, including an executive officer and several employee-partners, or entities controlled by employee-partners, who owned greater than 5% of the outstanding shares of our Class B common stock. We purchased the units at a price equal to $34.96 per unit.

March 2021 Coordinated Offering

In March 2021, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Under those agreements, we used the net proceeds of our issuance of 963,614 shares of our Class A common stock in March 2021 to purchase 963,614 common units from certain employee-partners of Artisan Partners Holdings LP, including an executive officer and several employee-partners, or entities controlled by employee-partners, who owned greater than 5% of the outstanding shares of our Class B common stock. We purchased the units at a price equal to $48.69 per unit.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Investments in Artisan-Sponsored Private Funds

Several of our directors, executive officers and employees, including employees who own greater than 5% of the outstanding shares of our Class B common stock, or entities they own or control, have made investments in Artisan-sponsored private funds. These investments provided the initial seed capital that supported the launch of new investment strategies and products. As is common in the investment management industry, we do not charge management and incentive fees or make incentive allocations on seed capital investments. The aggregate amount of management fees that would have been earned by us during 2020 had management fees been charged on investments made by related parties totaled approximately $326,441. The aggregate amount of incentive fees or allocations that would have been allocated to us in 2020 had incentive fees or allocations been made on these investments totaled approximately $297,338.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the approval of any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing) has a direct or indirect material interest (a “related party transaction”). Under the policy, all potential related party transactions must be brought to the attention of the Chief Legal Officer who will evaluate the facts and circumstances of the transaction and determine whether it constitutes a related party transaction. If the Chief Legal Officer determines that a transaction is a related party transaction, the material terms of the transaction will be presented for consideration and approval or ratification at the Audit Committee’s next regularly scheduled meeting. If the Chief Legal Officer determines that it is impractical or undesirable to wait until the next Audit Committee meeting, the matter will be presented to the Chair of the Audit Committee for review and approval or ratification on behalf of the Audit Committee. Any related party transaction approved or ratified by the Chair will be reported to the Audit Committee at its next regularly scheduled meeting. The Chief Legal Officer may also determine to submit the related party transaction to the entire Board for review and approval or ratification.

A related party transaction will be approved or ratified if, after considering all relevant factors, it is determined in good faith that the transaction is not inconsistent with the best interests of the Company or its stockholders. When reviewing a related party transaction that commenced without approval, all available options, including ratification, amendment and termination of the transaction, will be considered. Under the policy, any director who has an interest in a related party transaction will recuse himself or herself from any formal action with respect to the transaction as deemed appropriate by the Audit Committee or Board.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chair), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2020.

The Audit Committee has discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers as required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stephanie G. DiMarco (Chair)
Matthew R. Barger
Jeffrey A. Joerres

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

Our Audit Committee, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2021.

Fees Paid to the Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2020 and 2019 are set forth below. The aggregate fees included in the Audit Fees and the Audit-Related Fees categories are fees for services performed for those fiscal years. The aggregate fees included in the Tax Fees and All Other Fees categories are fees for services performed in those fiscal years.

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$1,068,500	$1,015,400
Audit-Related Fees (1)	350,400	301,000
Tax Fees (2)	816,900	843,400
All Other Fees	4,500	4,600

Total	$2,240,300	$2,164,400

(1)

For the years ended December 31, 2020 and 2019, audit-related fees includes $187,000 and $227,500, respectively, for audit services provided to our sponsored investment products, including consolidated investment products.

(2)

Tax fees for the years ended December 31, 2020 and 2019, includes $214,000 and $147,000, respectively, of fees related to tax return compliance and preparation. For the years ended December 31, 2020 and 2019, tax fees also includes $154,000 and $89,000, respectively, of fees for tax services provided to our sponsored investment products, including consolidated investment products.

Audit Fees for the fiscal years ended December 31, 2020 and 2019 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2020 and 2019 were for consultations related to the accounting or disclosure treatment of transactions, audit services provided to our sponsored investment products, and attest services related to our compliance with the Global Investment Performance Standards (GIPS). Audit-Related Fees for the fiscal year ended December 31, 2020 includes fees for the review of a registration statement filed with the SEC.

Tax Fees for the fiscal years ended December 31, 2020 and 2019 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting.

Other Fees for the fiscal years ended December 31, 2020 and 2019 were license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors. The Audit Committee will typically pre-approve specific types of audit, audit-related, tax and other services on an annual basis, and pre-approves all other services on an individual basis throughout the year as the need arises. The Audit Committee has delegated to its chair the authority to pre-approve independent auditor engagements between meetings of the Audit Committee. Any such pre-approvals will be reported to the entire Audit Committee at its next regular meeting.

All services for fiscal years 2020 and 2019 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2020 Form 10-K for financial and other information about us. The 2020 Form 10-K is not part of this proxy statement and does not form any part of the material for the solicitation of proxies.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this proxy statement and our 2020 Form 10-K, without charge to any stockholder upon request to Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

Additional information about the Company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Business Conduct, can be found on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

June 2, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting and Proxy Statement, Form of Electronic Proxy Card, and Annual Report on Form 10-K

are available at http://www.astproxyportal.com/ast/18158

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.   i

∎	20730000000000000000 5	060221

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Jennifer A. Barbetta O Matthew R. Barger O Eric R. Colson O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Andrew A. Ziegler		2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

☐                    ⬛

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Proxy for Annual Meeting of Stockholders on June 2, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:00 a.m. PT on June 2, 2021, via live webcast at https://web.lumiagm.com/223044778 (password:                ), and at any adjournments or postponements thereof, as indicated on the reverse side:

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛